Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

----------------------------------------------------------------------------------------------------------------------

In re:

LIBBEY GLASS INC., et al.,[1]

   Debtors.

----------------------------------------------------------------------------------------------------------------------

x : : : : : : x	Chapter 11 Case No. 20-11439 (LSS) (Jointly Administered)

FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR LIBBEY GLASS INC. AND ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP

John H. Knight (No. 3848)	George A. Davis
Russell C. Silberglied (No. 3462) Paul N. Heath (No. 3704)	Keith A. Simon David Hammerman
Zachary I. Shapiro (No. 5103)	Anu Yerramalli
One Rodney Square	Madeleine C. Parish
920 North King Street	885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751-4864

Counsel for the Debtors and Debtors-in-Possession

Dated:     October 15, 2020

1       The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number are: Libbey Glass Inc. (4107), Libbey Inc. (9357), Libbey.com LLC (6913), Syracuse China Company (1904), The Drummond Glass Company (0383), LGC Corp. (6034), LGAC LLC (0497), World Tableware Inc. (1231), LGFS Inc. (0975), LGAU Corp. (5531), LGA4 Corp. (5673), and LGA3 Corp. (1505).  The Debtors’ mailing address is P.O. Box 10060, Toledo, Ohio 43699-0060.

TABLE OF CONTENTS

Article I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

Article II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		23
A.	Administrative Claims	23
B.	DIP Facility Claims	24
C.	Priority Tax Claims	25

Article III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		25
A.	Summary	25
B.	Classification and Treatment of Claims and Equity Interests	26
C.	Special Provision Governing Unimpaired Claims	31
D.	Elimination of Vacant Classes	31

Article IV. ACCEPTANCE OR REJECTION OF THE PLAN		31
A.	Presumed Acceptance of Plan	31
B.	Presumed Rejection of Plan	32
C.	Voting Classes	32
D.	Acceptance by Impaired Class of Claims	32
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	32
F.	Votes Solicited in Good Faith	32

Article V. MEANS FOR IMPLEMENTATION OF THE PLAN		33
A.	Restructuring Transactions	33
B.	Continued Corporate Existence	33
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	34
D.	Exit Facility Loan Documents	34
E.	New Equity Interests	35
F.	New Stockholders Agreement	36
G.	New Registration Rights Agreement	36
H.	New Management Incentive Plan	36
I.	Plan Securities and Related Documentation; Exemption from Securities Laws	36
J.	Release of Liens and Claims	37
K.	Organizational Documents of the Reorganized Debtors	38
L.	Directors and Officers of the Reorganized Debtors	38
M.	Corporate Action	38
N.	Cancellation of Certificates and Instruments	39
O.	Old Affiliate Interests	40
P.	Sources of Cash for Plan Distributions	40

i

Q.	Continuing Effectiveness of Final Orders	40
R.	Funding and Use of Professional Fee Reserve	41
S.	Committee Settlement and Union Settlement	41
T.	Payment of Fees and Expenses of Certain Creditors	42
U.	Retiree Benefits	43

Article VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		43
A.	Assumption of Executory Contracts and Unexpired Leases	43
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	44
C.	Rejection of Executory Contracts and Unexpired Leases	46
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	46
E.	D&O Liability Insurance Policies	46
F.	Indemnification Provisions	47
G.	Pension Plans	47
H.	Employee Compensation and Benefit Programs	48
I.	Acceptable CBA Modifications	48
J.	Insurance Contracts	48
K.	Extension of Time to Assume or Reject	49
L.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	49

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		49
A.	Distributions for Claims Allowed as of the Effective Date	49
B.	No Postpetition Interest on Claims	50
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	50
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	50
E.	Compliance with Tax Requirements	52
F.	Allocation of Plan Distributions Between Principal and Interest	53
G.	Means of Cash Payment	53
H.	Timing and Calculation of Amounts to Be Distributed	53
I.	Setoffs	53

Article VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		54
A.	Resolution of Disputed Claims	54
B.	No Distributions Pending Allowance	55
C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	55
D.	Reserve for Disputed Claims	56

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		56
A.	Conditions Precedent to Confirmation	56

ii

B.	Conditions Precedent to Consummation	56
C.	Waiver of Conditions	57
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	58

Article X. RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS		58
A.	General	58
B.	Release of Claims and Causes of Action	59
C.	Waiver of Statutory Limitations on Releases	61
D.	Discharge of Claims and Equity Interests	61
E.	Exculpation	63
F.	Preservation of Causes of Action	63
G.	Injunction	64
H.	Binding Nature Of Plan	65
I.	Protection Against Discriminatory Treatment	65
J.	Integral Part of Plan	65

Article XI. RETENTION OF JURISDICTION		66

Article XII. MISCELLANEOUS PROVISIONS		67
A.	Substantial Consummation	67
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	68
C.	Conflicts	68
D.	Modification of Plan	68
E.	Revocation or Withdrawal of Plan	69
F.	Successors and Assigns	69
G.	Reservation of Rights	69
H.	Further Assurances	69
I.	Severability	70
J.	Service of Documents	71
K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	73
L.	Governing Law	74
M.	Tax Reporting and Compliance	74
N.	Schedules	74
O.	No Strict Construction	74
P.	Entire Agreement	74
Q.	Closing of Chapter 11 Cases	75
R.	Statutory Committees	75
S.	2002 Notice Parties	75

iii

FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR LIBBEY GLASS INC. AND ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Libbey Glass Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following plan of reorganization (as has been, or may be, supplemented or amended from time to time, the “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as defined below). Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to an existing or to be Filed contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (d) any reference to a Person or an Entity as a Holder of Claim or Equity Interest includes that Person’s or Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article XII.C of this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (j) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“1113/1114 Motion” means the Motion of Debtors Pursuant to 11 U.S.C. §§ 1113 and 1114 (I) Authorizing the Debtors to (A) Reject Certain Collective Bargaining Agreements, (B) Modify Certain Retiree Benefits, and (C) Implement the Terms of the Debtors’ Fourth Proposals Under Sections 1113 and 1114, and (II) Granting Related Relief (Docket No. 353).

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Acceptable CBA Modifications” means those definitive documents reflecting the memorandum of understandings by and between the Debtors and the Unions executed on September 19, 2020 modifying the respective Selected CBAs on terms acceptable to the Required DIP Lender Group, which shall become effective on the Effective Date.

“Ad Hoc Term Lender Group” means that certain ad hoc group of Prepetition Term Loan Lenders represented by Arnold & Porter Kaye Scholer LLP.

“Ad Hoc Term Lender Group Fees and Expenses” means all unpaid reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Term Lender Group incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Term Lender Group Professionals.

“Ad Hoc Term Lender Group Professionals” means, collectively, (i) Arnold & Porter Kaye Scholer LLP, as counsel to the Ad Hoc Term Lender Group, (ii) Ankura Consulting Group LLC, as financial advisor to the Ad Hoc Term Lender Group, (iii) Young, Conaway, Stargatt & Taylor LLP, as local counsel to the Ad Hoc Term Lender Group, and (iv) any other professional retained by the Ad Hoc Term Lender Group during the Chapter 11 Cases.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code, and any interest accruing thereon pursuant to 31 U.S.C. § 3717; (d) the Ad Hoc Term Lender Group Fees and Expenses; (e) the Prepetition Term Loan Agent & Lenders Fees and Expenses, and (f) the Cure Claim Amounts.

“Administrative Claims Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Old Parent.

“Allowed” means, with respect to a Claim or Equity Interest, an Allowed Claim or Equity Interest in a particular Class or category specified. Any reference herein to the allowance of a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

“Allowed Claim” means any Claim that is not a Disputed Claim or a Disallowed Claim and (a) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date and as to which no objection to allowance thereof has been timely interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court; (b) that has been listed by the Debtors in their Schedules as liquidated in a specified amount and is not disputed or contingent and for which no contrary Proof of Claim has been timely Filed; or (c) that is expressly Allowed pursuant to the terms of this Plan or a Final Order of the Bankruptcy Court. The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in sections 506(b) or 511 of the Bankruptcy Code or as otherwise expressly set forth in this Plan or a Final Order of the Bankruptcy Court.

“Allowed _____ Claim” means an Allowed Claim of the type described.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of New Parent and, as applicable, its New Parent Subsidiaries in substantially the form Filed with the Plan Supplement and any supplements or amendments thereto.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“B&K” has the meaning set forth in Article V.T of this Plan.

“Backstop Parties” means those certain members of the Ad Hoc Term Lender Group who shall backstop the Exit Term Loan Facility Loans, consistent with the terms of the Exit Term Loan Facility Term Sheet and the Exit Term Loan Facility Credit Agreement, and as set forth in the backstop agreement entered into between such parties.

“Ballots/Opt-Out Forms” means the ballots and opt-out forms accompanying the Disclosure Statement, which were approved by the Disclosure Statement Order (modified, as necessary, based upon the applicable voting party in accordance with the Disclosure Statement Order).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Calibre” has the meaning set forth in Article V.T of this Plan.

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court being jointly administered under Case No. 20-11439 (LSS).

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Bar Date” means the last date for filing a Proof of Claim in these Chapter 11 Cases, as provided in the Claims Bar Date Order.

“Claims Bar Date Order” means that certain Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Administrative Expense Claims Arising Under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof, entered by the Bankruptcy Court on July 2, 2020 (Docket No. 232), as amended, supplemented or modified from time to time.

“Claims Objection Deadline” means, with respect to any Claim, the latest of (a) one hundred eighty (180) days after the Effective Date; (b) ninety (90) days after the Filing of an applicable Proof of Claim, or (c) such other date as may be specifically fixed by Final Order of the Bankruptcy Court for objecting to such Claim.

“Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the United States Trustee, pursuant to the Notice of Appointment of Committee of Unsecured Creditors (Docket No. 104), and as such may be reconstituted from time to time.

“Committee Settlement” means the settlement by and among the Debtors, the Committee, the Unions, and the Ad Hoc Term Lender Group effectuated through this Plan as set forth in Article V.S hereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors, the Prepetition ABL Agent, and the Super-Majority Term Loan Lenders.

“Consummation” means the occurrence of the Effective Date.

“Contingent DIP Obligations” means all of the Debtors’ obligations under the respective DIP Financing Documents and the DIP Orders that are contingent and/or unliquidated as of the Effective Date, other than (i) DIP Facility Claims that are Paid in Full in Cash as of the Effective Date or otherwise satisfied pursuant to this Plan, and (ii) contingent indemnification obligations as to which a claim has been asserted as of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“CWS” has the meaning set forth in Article V.T of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) issued at any time and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail Policy” means that certain directors’ & officers’ liability insurance policy purchased by the Debtors prior to the Petition Date.

“Debtor(s)” means, individually, any of the above-captioned debtors and debtors-in-possession and, collectively, all of the above-captioned debtors and debtors-in-possession.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“DIP ABL Agent” means JPMorgan Chase Bank, N.A., or its duly appointed successor, in its capacity as administrative agent and collateral agent under the DIP ABL Credit Agreement.

“DIP ABL Credit Agreement” means that certain Debtor-in-Possession Credit Agreement, dated as of June 3, 2020, by and among the Debtors, certain of their affiliates party thereto, the DIP ABL Agent, and the DIP ABL Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP ABL Facility Claims” means any and all Claims arising from, under, or in connection with the DIP ABL Credit Agreement, which as of the Effective Date shall be deemed Allowed in an amount equal to (i) the principal amount outstanding under the DIP ABL Loan Documents on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP ABL Credit Agreement and the DIP Orders, and (iv) all other “Secured Obligations” as defined in the DIP ABL Credit Agreement other than Contingent DIP Obligations, which shall otherwise survive the Effective Date and shall be Paid in Full in Cash as soon as reasonably practicable after they become due and payable under the DIP ABL Credit Agreement.

“DIP ABL Lenders” means the lenders party from time to time to the DIP ABL Credit Agreement.

“DIP ABL Loan Documents” means the “Loan Documents” as defined in the DIP ABL Credit Agreement, as well as any documents evidencing “Banking Services Obligations” (as defined in the DIP ABL Agreement), and the DIP Orders, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP ABL Secured Parties” means DIP ABL Agent, DIP ABL Lenders, the Issuing Bank (as defined in the DIP ABL Credit Agreement), the Issuing Bank (as defined in the DIP ABL Credit Agreement) and any affiliate of any DIP ABL Lender that has or may provide Banking Services and Swap Agreements (each as defined in the DIP ABL Credit Agreement).

“DIP Agents” mean, collectively, the DIP ABL Agent and the DIP Term Loan Agent.

“DIP Facility Claims” means, collectively, the DIP ABL Facility Claims and DIP Term Loan Facility Claims, and include any and all Claims arising from, under, or in connection with the DIP Financing Documents or any other related document or agreement.

“DIP Facility Liens” means the Liens securing the payment of the DIP Facility Claims.

“DIP Financing Documents” means, collectively, the DIP ABL Loan Documents and the DIP Term Loan Documents.

“DIP Orders” means, collectively, the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Certain Protections to Prepetition Secured Parties, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief and the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Certain Protections to Prepetition Secured Parties, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief, each as entered by the Bankruptcy Court in the Chapter 11 Cases (Docket Nos. 72 and 234, respectively), as such orders may be amended, supplemented, or modified from time to time.

“DIP Secured Parties” means, collectively, the DIP ABL Secured Parties, DIP Term Loan Agent, and DIP Term Loan Lenders.

“DIP Term Loan Agreement” means that certain Super-Priority Secured Debtor-in-Possession Credit Agreement, dated as of June 3, 2020, by and among the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Term Loan Agent” means Cortland Capital Market Services LLC, or its duly appointed successor, solely in its respective capacities as administrative agent and collateral agent under the DIP Term Loan Agreement.

“DIP Term Loan Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Term Loan Agreement, which as of the Effective Date shall be deemed Allowed in an amount equal to (i) the principal amount outstanding under the DIP Term Loan Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Term Loan Agreement and the DIP Orders, and (iv) all other Obligations as defined in the DIP Term Loan Agreement other than Contingent DIP Obligations, which shall otherwise survive the Effective Date and shall be Paid in Full in Cash as soon as reasonably practicable after they become due and payable under the DIP Term Loan Agreement.

“DIP Term Loan Documents” means the “Loan Documents” as defined in the DIP Term Loan Agreement and the DIP Orders, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Term Loan Lenders” means the lenders party from time to time to the DIP Term Loan Agreement.

“Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, or (b) (i) is Scheduled at zero, in an unknown amount or as contingent, disputed or unliquidated and (ii) as to which the Claims Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed under applicable law.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Plan Of Reorganization For Libbey Glass Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of August 24, 2020, as amended, supplemented, or modified from time to time, that was approved by the Disclosure Statement Order.

“Disclosure Statement Order” means that certain Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Form of Notice and Other Related Documents, entered by the Bankruptcy Court on August 24, 2020 (Docket No. 397), as such order may be amended, supplemented, or modified from time to time.

“Disputed Claim” means any Claim, or any portion thereof, that is not a Disallowed Claim, that has not been Allowed pursuant to this Plan or a Final Order of the Bankruptcy Court, and

(a)     if a Proof of Claim has been timely Filed by the applicable Claims Bar Date, such Claim is designated on such Proof of Claim as unliquidated, contingent or disputed, or in zero or unknown amount, and has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; or

(b)     if either (1) a Proof of Claim has been timely Filed by the applicable Claims Bar Date or (2) a Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, or in zero or unknown amount, a Claim (i) as to which any Debtor has timely filed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or for which such time period to object or file a request for estimation has not yet expired as of the applicable date of determination or (ii) which is otherwise disputed by any Debtor in accordance with applicable law, in each case which objection, request for estimation or dispute has not been withdrawn, overruled or determined by a Final Order; or

(c)     that is the subject of an objection or request for estimation Filed in the Bankruptcy Court and which such objection or request for estimation has not been withdrawn, resolved or overruled by Final Order of the Bankruptcy Court; or

(d)     that is otherwise disputed by any Debtor in accordance with the provisions of this Plan or applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to each of the Holders of Allowed Prepetition ABL Claims, the Holders of Allowed Prepetition Term Loan Claims, the Holders of DIP ABL Facility Claims and the Holders of DIP Term Loan Facility Claims, the Prepetition ABL Agreement Agent, the Prepetition Term Loan Agent, the DIP ABL Agent and the DIP Term Loan Agent, respectively, is hereby designated, and shall act as, the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the later of the Effective Date or the occurrence of the applicable bar date as established by the Bankruptcy Court.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan, have been satisfied or waived in accordance with the terms of Article IX.

“Employee Compensation and Benefit Plans” shall have the meaning set forth in Article VI.H hereof.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“ERISA” means Title IV of the Employee Retirement Security Act of 1974, as amended, 29 U.S.C. §§ 1301–1461 (2018).

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and any similar federal, state or local law.

“Exculpated Parties” means, collectively, the Debtors, the Reorganized Debtors, and the Committee and the current and former members thereof solely in their capacity as such, and, in each case, their respective current and former officers, directors, principals, employees, members, and managers that served in such capacity at any time on or after the Petition Date.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit ABL Facility” means the revolving loan facility contemplated under the Exit ABL Facility Credit Agreement.

“Exit ABL Facility Agent” means the administrative agent and collateral agent under the Exit ABL Facility Credit Agreement, solely in its capacity as such.

“Exit ABL Facility Credit Agreement” means the credit agreement or credit agreements, in substantially the form Filed with the Plan Supplement, which credit agreement or credit agreements shall contain terms and conditions consistent in all respects with those set forth in the Exit ABL Facility Term Sheet.

“Exit ABL Facility Loans” means the loans made under or in connection with the Exit ABL Facility Credit Agreement.

“Exit ABL Facility Loan Documents” means the Exit ABL Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit ABL Facility Credit Agreement.

“Exit ABL Facility Term Sheet” means the term sheet or term sheets for the Exit ABL Facility Loans in substantially the form Filed with the Plan Supplement.

“Exit Facility Agents” means, collectively, the Exit ABL Facility Agent and the Exit Term Loan Facility Agent.

“Exit Facility Credit Agreements” means, collectively, the Exit ABL Facility Credit Agreement and the Exit Term Loan Facility Credit Agreement.

“Exit Facility Lenders” means each of the lenders under the Exit Term Loan Facility Credit Agreement and the Exit ABL Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Loan Documents” means, collectively, the Exit Term Loan Facility Loan Documents and the Exit ABL Facility Loan Documents.

“Exit Facility Loans” means, collectively, the Exit ABL Facility Loans and the Exit Term Loan Facility Loans.

“Exit Facilities” means, collectively, the Exit ABL Facility and the Exit Term Loan Facility.

“Exit Term Loan Facility” means the loan facility provided under the Exit Term Loan Facility Credit Agreement.

“Exit Term Loan Facility Agent” means the administrative agent and collateral agent under the Exit Term Loan Facility Credit Agreement, solely in its capacity as such.

“Exit Term Loan Facility Credit Agreement” means the credit agreement or credit agreements, in substantially the form Filed with the Plan Supplement, which credit agreement or credit agreements shall contain terms and conditions consistent in all respects with those set forth in the Exit Term Loan Facility Term Sheet.

“Exit Term Loan Facility Loans” means the loans made under or in connection with the Exit Term Loan Facility Credit Agreement, which loans are backstopped by the Backstop Parties.

“Exit Term Loan Facility Loan Documents” means the Exit Term Loan Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Term Loan Facility Credit Agreement.

“Exit Term Loan Facility Term Sheet” means the term sheet or term sheets for the Exit Term Loan Facility Loans in substantially the form Filed with the Plan Supplement.

“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount of the Claim asserted by the applicable Holder in any Proof of Claim timely Filed with the Bankruptcy Court and (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; DIP Facility Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition ABL Claim; Prepetition Term Loan Claim (Secured Portion); or 510(b) Equity Claim.

“General Unsecured Recovery Cash Pool” means Cash in the aggregate amount equal to $900,000.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means an Entity holding a Claim or Equity Interest.

“IAM” has the meaning set forth in Article V.T of this Plan.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence immediately prior to the Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts, or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ and their respective subsidiaries’ respective current and former directors, officers, and managers in their respective capacities as such, and solely to the extent that such Person was serving in such capacity on or any time after the Petition Date.

“Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when, subject to the “Treatment” sections in Article III hereof, distributions under this Plan shall commence to Holders of Allowed Claims; provided that any applicable distributions under this Plan on account of the DIP Facility Claims and the Prepetition Debt Claims shall be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent shall make its respective distributions as soon as practicable thereafter.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor or non-Debtor Affiliate, other than an Administrative Claim.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Insurer” means any company or other entity that issued any Insurance Contract, and any respective predecessors and/or affiliates thereof.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service of the United States of America.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

“New Board” means the initial members of the board of directors of New Parent, which shall be comprised of the chief executive officer of New Parent and the individuals to be listed in the Plan Supplement.

“New Equity Interests” means the new ownership interests in New Parent authorized to be issued pursuant to this Plan (and subject to the Restructuring Transactions) and the Amended/New Organizational Documents, including the New Preferred Equity Interests.

“New Equity Interests Pool” means 100% of the New Equity Interests (excluding the New Preferred Equity Interests) issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity.

“New Management Incentive Plan” means a post-Effective Date equity incentive plan of the Reorganized Debtors.

“New Management Incentive Plan Equity” means the New Equity Interests issued pursuant to the New Management Incentive Plan.

“New Parent” means, subject to the Restructuring Transactions, newly-formed LG Newco Holdco Inc., a Delaware corporation (as may be renamed), that will directly or indirectly own the equity interests in the Reorganized Debtors post-Effective Date, pursuant to the Taxable Sale Transaction.

“New Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of New Parent.

“New Preferred Equity Interests” means those convertible equity interests issued by the New Parent in accordance with the New Preferred Equity Term Sheet.

“New Preferred Equity Term Sheet” means the term sheet or term sheets for the New Preferred Equity Interests in substantially the form to be Filed with the Plan Supplement.

“New Registration Rights Agreement” means the registration rights agreement with respect to the New Equity Interests, in substantially the form Filed with the Plan Supplement.

“New Stockholders Agreement” means that certain stockholders agreement of New Parent, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Debtors and the Super-Majority Term Loan Lenders.

“Non-Debtor Releasing Parties” means, collectively, the following:

(a) the Ad Hoc Term Lender Group and the members thereof in their capacity as such;

(b) the Prepetition ABL Agreement Agent;

(c) the Prepetition Term Loan Agent;

(d) each of the Releasing Prepetition Term Loan Lenders;

(e) the Prepetition ABL Secured Parties;

(f) each of the DIP Secured Parties;

(g) the Committee and the current and former members thereof solely in their capacity as such;

(h) those Holders of General Unsecured Claims that do not affirmatively opt out of the Third Party Release as provided on their respective Ballots/Opt-Out Forms;

(i) all Holders of Claims that vote to accept or are deemed to accept this Plan;

(j) with respect to each of the foregoing Persons or Entities in clauses (a) through (i), each current and former Affiliate of each such Person or Entity; and

(k) with respect to the foregoing Persons or Entities in clauses (a) through (j), each Related Person of such Persons or Entities.

“Non-Voting Classes” means, collectively, Classes 1–4 and 7–9.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Old Affiliate Interests” means, collectively, the Equity Interests in each Old Parent Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Parent” means Libbey Inc., a Delaware corporation, debtor-in-possession in these Chapter 11 Cases.

“Old Parent Authorized Person(s)” means the individual(s) designated to serve as the director, manager and/or officer (as applicable) of the Old Parent or an Old Parent Subsidiary solely for purposes of winding down the Old Parent or an Old Parent Subsidiary.

“Old Parent Interest” means the Equity Interests in Old Parent, as in existence immediately prior to the Effective Date.

“Old Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of Old Parent.

“Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on July 1, 2020 (Docket No. 222), as amended, supplemented, or modified from time to time.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim, a Prepetition Debt Claim that is a Secured Claim, or a DIP Facility Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, DIP Facility Claim, Secured Tax Claim, or Prepetition Debt Claim that is a Secured Claim.

“Payment in Full” or “Paid in Full” has the meaning ascribed to such terms in the DIP Orders.

“Payoff Letter” means the payoff letter in respect of Payment in Full of the DIP ABL Claims and Prepetition ABL Claims, in form and substance acceptable to DIP ABL Agent and Prepetition ABL Agreement Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means June 1, 2020, the date on which the Debtors commenced the Chapter 11 Cases.

“Plan” means this First Amended Joint Plan Of Reorganization For Libbey Glass Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated October 15, 2020, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order, which date is September 21, 2020 as set forth in the Disclosure Statement Order, other than as extended by mutual agreement by the Debtors and the objecting party.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.I of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.I of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time prior to the Effective Date. The Exhibits and Plan Schedules (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least seven (7) days prior to the Plan Objection Deadline.

“Prepetition ABL Agreement Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under the Prepetition ABL Agreement.

“Prepetition ABL Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 8, 2010 (as the same may be amended, modified or supplemented) among Libbey Glass Inc. and Libbey Europe B.V., as borrowers, the guarantors party thereto from time to time, the Prepetition ABL Agreement Agent, the Prepetition ABL Lenders, and the other agents and parties party thereto.

“Prepetition ABL Agreement Agent & Lenders Fees and Expenses” means all unpaid fees and reasonable and documented out-of-pocket costs and expenses (regardless of whether such fees, costs, and expenses were incurred before or after the Petition Date) of the Prepetition ABL Agreement Agent and the Prepetition ABL Lenders, including, without limitation, the reasonable fees, costs, and expenses of attorneys, advisors, consultants, or other professionals retained by the Prepetition ABL Lenders, that are payable in accordance with the terms of (i) the Prepetition ABL Agreement or (ii) DIP Order.

“Prepetition ABL Claims” means any and all Claims arising from, under or in connection with the Prepetition ABL Agreement (including, without limitation, any and all “Secured Obligations” as defined therein) or any other Prepetition ABL Loan Document and the Prepetition ABL Agreement Agent & Lenders Fees and Expenses.

“Prepetition ABL Lenders” means the lenders party from time to time to the Prepetition ABL Agreement.

“Prepetition ABL Loan Documents” means the “Loan Documents” as defined in the Prepetition ABL Agreement, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition ABL Secured Parties” means Prepetition ABL Agreement Agent, Prepetition ABL Lenders, the Issuing Bank (as defined in the Prepetition ABL Agreement), the Issuing Bank (as defined in the Prepetition ABL Agreement) and any affiliate of any Prepetition ABL Lender that has or may provide Banking Services and Swap Agreements (each as defined in the Prepetition ABL Agreement).

“Prepetition Agents” means, collectively, the Prepetition ABL Agreement Agent and the Prepetition Term Loan Agent.

“Prepetition Debt Claims” means, collectively, the Prepetition ABL Claims and the Prepetition Term Loan Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition ABL Agreement, the Prepetition ABL Loan Documents, and the Prepetition Term Loan Credit Agreement and the Prepetition Term Loan Documents.

“Prepetition Debt Liens” means the Liens securing the Prepetition Debt Claims.

“Prepetition Term Loan Agent” means Cortland Capital Market Services LLC, or its duly appointed successor, solely in its respective capacities as administrative agent and collateral agent under the Prepetition Term Loan Agreement.

“Prepetition Term Loan Agent & Lenders Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders, whether prior to or after the Petition Date and whether prior to or after consummation of this Plan.

“Prepetition Term Loan Credit Agreement” means that certain Senior Secured Credit Agreement, dated as of January 9, 2014 (as the same may be amended, modified or supplemented) among Libbey Glass Inc., as borrower, the guarantors party thereto from time to time, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, and the other agents and parties party thereto.

“Prepetition Term Loan Claims” means any and all Claims arising from, under, or in connection with the Prepetition Term Loan Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other related document or agreement, including, for the avoidance of doubt, the Prepetition Term Loan Agent & Lenders Fees and Expenses (including the Ad Hoc Term Lender Group Fees and Expenses). The Prepetition Term Loan Claims are comprised of the Prepetition Term Loan Claims (Secured Portion) and the Prepetition Term Loan Claims (Unsecured Deficiency Portion).

“Prepetition Term Loan Claims (Secured Portion)” means the Prepetition Term Loan Claims that are Secured Claims which, for the avoidance of doubt, are Allowed Claims pursuant to this Plan.

“Prepetition Term Loan Claims (Unsecured Deficiency Portion)” means the Prepetition Term Loan Claims that are Unsecured Deficiency Claims which, for the avoidance of doubt, are Allowed Claims pursuant to this Plan.

“Prepetition Term Loan Documents” means the “Loan Documents” as defined in the Prepetition Term Loan Credit Agreement, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Lenders” means the lenders party from time to time to the Prepetition Term Loan Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that (a) the Face Amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to (b) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes (or portions thereof, as applicable), unless this Plan provides otherwise.

“Professional” means any Person or Entity retained by the Debtors or the Committee in the Chapter 11 Cases pursuant to section 327, 328, 363, and/or 1103 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means all Claims for accrued, contingent, and/or unpaid fees, costs, and expenses incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees, costs, or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Professional Fee Reserve” means the reserve established and maintained by the Debtors and the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date or from the Exit Facility Loans pursuant to and in accordance with Article V.R of this Plan.

“Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the Petition Date, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively, the following:

(a) the Debtors;

(b) the Reorganized Debtors;

(c) the Ad Hoc Term Lender Group and the members thereof in their capacity as such;

(d) the Prepetition Term Loan Agent;

(e) each of the DIP Secured Parties;

(f) each of the Prepetition ABL Secured Parties;

(g) each Releasing Prepetition Term Loan Lenders;

(h) each of the Distribution Agents;

(i) the Committee and the current and former members thereof solely in their capacity as such;

(j) with respect to each of the foregoing Persons or Entities in clauses (a) through (i), each current and former Affiliate of each such Person or Entity; and

(k) with respect to the foregoing Persons or Entities in clauses (a) through (j), each Related Person of such Persons or Entities.

“Releasing Prepetition Term Loan Lender” means, collectively, each Prepetition Term Loan Lender that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot. For the avoidance of doubt, each member of the Ad Hoc Term Lender Group, each in their capacity as such, shall be a Releasing Prepetition Term Loan Lender.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Required DIP Lender Group” shall have the meaning ascribed to such definition in the DIP Term Loan Agreement.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, the Exit Facility Loan Documents, and the Plan Securities and Documents.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Restructuring Transactions Steps” means the transaction steps in substantially the form Filed with the Plan Supplement describing the material components of the Restructuring Transactions, including the identity of the issuer of the New Equity Interests, and a summary of the other material transaction steps to consummate the Restructuring Transactions.

“Retiree Benefits” has the meaning set forth in section 1114(a) of the Bankruptcy Code.

“Scheduled” means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules they may be amended, modified, or supplemented from time to time.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any similar federal, state or local law.

“Selected CBAs” shall have the meaning ascribed to such term set forth in the DIP Term Loan Agreement.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Super-Majority Term Loan Lenders” means those certain Prepetition Term Loan Lenders that manage or control at least 66 2/3% of the outstanding aggregate principal amount of the Prepetition Term Loan Claims held by members of the Ad Hoc Term Lender Group.

“Taxable Sale Transaction” means the consummation of the Restructuring Transactions pursuant to a series of potential transactions in which, for U.S. federal income tax purposes, the assets of Libbey Glass Inc. and its subsidiaries would be transferred (or deemed transferred) on the Effective Date to the Reorganized Debtors (including any newly-formed entities that will directly or indirectly own equity Interests in the Reorganized Debtors post-Effective Date) in a taxable sale.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, performance, stock units, restricted stock units, restricted stock awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unions” means USW and IAM.

“Union Payments” has the meaning set forth in Article V.T of this Plan.

“Union Settlement” has the meaning set forth in Article V.S of this Plan.

“Unsecured Deficiency Claim” means, with respect to a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, the amount by which the Face Amount of such Claim exceeds the value of the Claim holder’s interest in such Estate’s interest in such property or the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Unused Professional Fee Reserve Amount” means the remaining Cash, if any, in the Professional Fee Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are Disallowed by Final Order in accordance with this Plan.

“US Hourly Pension Plan” means that certain Libbey Inc. Hourly Retirement Plan.

“US Salaried Pension Plan” means that certain Libbey Inc. Salaried Cash Balance Pension Plan.

“US Pension Plans” means, collectively, the US Hourly Pension Plan and the US Salaried Pension Plan.

“USW” has the meaning set forth in Article V.T of this Plan.

“USW International” has the meaning set forth in Article V.T of this Plan.

“Voting and Claims Agent” means Prime Clerk LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 5 and 6.

“Voting Deadline” means the date and time by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, which date is September 21, 2020, as set forth in the Disclosure Statement Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan.

Article II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Super-Majority Term Loan Lenders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.     Bar Date for Administrative Claims

Except as otherwise provided in this Plan, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Debtors or Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or the occurrence of the Effective Date (as applicable) no later than the Administrative Claims Bar Date; provided that the foregoing shall not apply to the Holders of Claims arising under section 503(b)(1)(D) of the Bankruptcy Code or the United States Trustee as the Holder of Administrative Claims. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof. Nothing in this Article II.A shall limit, alter, or impair the terms and conditions of the Claims Bar Date Order with respect to the Claims Bar Date for filing administrative expense claims arising under Section 503(b)(9) of the Bankruptcy Code.

Objections to such requests for payment must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

2.	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors shall pay the reasonable fees, costs, and out-of-pocket expenses of the Debtors’ Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees, costs, and expenses incurred by such Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any Debtor Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors and Reorganized Debtors for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court. Upon the Effective Date and subject to the funding of the Professional Fee Reserve as set forth in this Plan, the DIP ABL Agent, DIP ABL Lenders, DIP Term Loan Agent and DIP Term Loan Lenders shall have no further obligations with respect to the Carve Out under and as defined in the DIP Orders. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any Professionals’ post-Effective Date fees, costs, or expenses, the Debtors or Reorganized Debtors, as applicable, or the affected Professional, may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court (except that the Unused Professional Fee Reserve Amount may be distributed from the Professional Fee Reserve as and when provided in this Plan). Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Reserve to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.

B.	DIP Facility Claims

On the Effective Date, in full satisfaction, settlement, discharge and release of, and in exchange for the DIP ABL Facility Claims, such DIP ABL Facility Claims shall be indefeasibly Paid in Full in Cash from the proceeds of the Exit Facilities, any unused commitments under the DIP Financing Documents shall be deemed terminated, and the DIP ABL Facility Liens will be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity.

On the Effective Date, in full satisfaction, settlement, discharge and release of, and in exchange for the DIP Term Loan Facility Claims, such DIP Term Loan Facility Claims shall be paid in part in Cash or, in the case of a DIP Term Loan Lender that will be an Exit Facility Lender under the Exit Term Loan Facility Credit Agreement, if elected by such DIP Term Loan Lender, rolled into Exit Term Loan Facility Loans as part of a cashless roll of DIP Term Loan Facility Claims from the Exit Term Loan Facility Loans and paid in part by the issuance of New Preferred Equity Interests on the terms set forth in the Exit Term Loan Facility Term Sheet which, when consummated, shall result in the indefeasible Payment in Full of the DIP Term Loan Facility Claims.

C.	Priority Tax Claims

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Super-Majority Term Loan Lenders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

Article III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be nine Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Deemed to Accept
2.	Other Secured Claims	Unimpaired	Deemed to Accept
3.	Secured Tax Claims	Unimpaired	Deemed to Accept
4.	Prepetition ABL Claims	Unimpaired	Deemed to Accept
5.	Prepetition Term Loan Claims (Secured Portion)	Impaired	Entitled to Vote
6.	General Unsecured Claims	Impaired	Entitled to Vote
7.	Intercompany Claims	Impaired	Deemed to Accept
8.	Old Parent Interests	Impaired	Deemed to Reject
9.	Old Affiliate Interests	Unimpaired	Deemed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1.     Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Super-Majority Term Loan Lenders): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

2.     Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Super-Majority Term Loan Lenders): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.     Class 3 – Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Super-Majority Term Loan Lenders): (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.

4.     Class 4 - Prepetition ABL Claims

(a)	Classification: Class 4 consists of the Prepetition ABL Claims.

(b)

Allowance: The Prepetition ABL Claims are deemed Allowed Claims and, as of the Petition Date, such Prepetition ABL Claims included Allowed Claims in respect of (i) loans in the aggregate principal amount of not less than $66,954,400 and letters of credit issued under the Prepetition ABL Loan Documents with a face amount of $9,419,321.29, (ii) Swap Obligations (as defined in Prepetition ABL Agreement) in an aggregate amount not less than $22,404,935,[2] (iii) reimbursement obligations under Section 9.03 of the Prepetition ABL Agreement for out-of-pocket expenses, and (iv) any accrued and unpaid interest and fees, amounts owing and liabilities on account of Banking Services Obligations (as such term is defined in the Prepetition ABL Agreement), expenses, charges, indemnities and other obligations incurred in connection therewith through the Effective Date.

(c)

Treatment: On or prior to the Effective Date, to the extent such Prepetition ABL Claims have not been “rolled up” or otherwise refinanced pursuant to the terms of the DIP ABL Loan Documents and DIP Orders, and in addition to the reimbursement described in Article V.T of this Plan, subject to the Payoff Letter, each Holder of Prepetition ABL Claims shall receive (i) Payment in Full, in cash, of its Prepetition ABL Claims, or (ii) such other less favorable treatment as may otherwise be agreed to by such Holder and the Debtors (with the consent of the Super-Majority Term Loan Lenders).

(d)

Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

5.     Class 5 - Prepetition Term Loan Claims (Secured Portion)

(a)	Classification: Class 5 consists of the Prepetition Term Loan Claims (Secured Portion).

(b)

Allowance: The Prepetition Term Loan Claims (Secured Portion) are deemed Allowed Secured Claims in the aggregate principal amount of $162.9 million, plus any accrued and unpaid interest payable on such amounts through the Effective Date.

(c)

Treatment: On the Effective Date and in addition to the reimbursement described in Article V.T of this Plan, each holder of an Allowed Prepetition Term Loan Claim (Secured Portion) shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 5 Claim, its Pro Rata share of 100% of the New Equity Interests Pool (subject to dilution by the New Management Incentive Plan Equity).

[2]	The amount of approximately $66.9 million is inclusive of guarantee obligations related to the “Netherlands Obligations” (as defined in the Prepetition ABL Agreement).

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.     Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims.

(b)	Allowance: The Prepetition Term Loan Claims (Unsecured Deficiency Portion) are deemed Allowed Claims in the aggregate principal amount of $155.8 million.

(c)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6 Claim is an Allowed Class 6 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 6 Claim becomes an Allowed Class 6 Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the General Unsecured Recovery Cash Pool; provided that the Holders of the Prepetition Term Loan Claims (Unsecured Deficiency Portion) shall not share in the General Unsecured Recovery Cash Pool which is equal to $900,000.

(d)	Voting: Class 6 is an Impaired Class, and the Holders of Claims in Class 6 are entitled to vote to accept or reject this Plan.

7.     Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of the Intercompany Claims.

(b)

Treatment: Subject to the Restructuring Transactions, the Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Super-Majority Term Loan Lenders.

(c)

Voting: Class 7 is an Impaired Class. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 shall be conclusively deemed to have accepted this Plan. Therefore, Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan.

8.     Class 8 – Old Parent Interests

(a)	Classification: Class 8 consists of the Old Parent Interests.

(b)

Treatment: On the Effective Date, the Old Parent Interests will be cancelled without further notice to, approval of or action by any Person or Entity, and each Holder of an Old Parent Interest shall not receive any distribution or retain any property on account of such Old Parent Interest.

(c)

Voting: Class 8 is an Impaired Class, and the Holders of Old Parent Interests in Class 8 will be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old Parent Interests in Class 8 will not be entitled to vote to accept or reject this Plan.

9.     Class 9 – Old Affiliate Interests

(a)	Classification: Class 9 consists of the Old Affiliate Interests.

(b)

Treatment: Subject to the Restructuring Transactions, the Old Affiliate Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person(s) or Entities, as reorganized, that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

(c)

Voting: Class 9 is an Unimpaired Class, and the Holders of the Old Affiliate Interests in Class 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Affiliate Interests in Class 9 are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Article IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 4, and 9 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 7 is Impaired under this Plan. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 are conclusively deemed to have accepted this Plan.

B.	Presumed Rejection of Plan

Class 8 is Impaired, and the Holders of Equity Interests in such Class shall receive no distribution under this Plan on account of such Equity Interests. Therefore, such Holders are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Ballot to allow such Holders to affirmatively opt-out of the Third Party Release.

C.	Voting Classes

Classes 5 and 6 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Class 5 or Class 6. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Persons shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

Article V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate or reorganize certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, conversions, formations, restructures, dispositions, liquidations, dissolutions or the Taxable Sale Transaction, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”). The Restructuring Transactions will be implemented through the Taxable Sale Transaction. The Restructuring Transactions Steps describe the manner in which the Restructuring Transactions will be implemented.

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, formation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder; provided, however, that New Parent shall be authorized to wind-down and dissolve Old Parent and any Old Parent Subsidiary organized in the United States that is not a Reorganized Debtor by December 31, 2020.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, the Payoff Letter, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims and rights of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than any rejected Executory Contracts and/or Unexpired Leases and the Professional Fee Reserve, but including the Unused Professional Fee Reserve Amount), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition Debt Lien and other Liens that secure the Exit Facility Loans, obligations under the indemnifications in the Payoff Letter, and all other obligations of the Reorganized Debtors under the Exit Facility Loan Documents). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facility Loan Documents

(i) Exit Term Loan Facility

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Term Loan Facility Loan Documents, in each case in form and substance acceptable to the Backstop Parties and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Term Loan Facility Loan Documents). On the Effective Date, the Exit Term Loan Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

On and as of the Effective Date, all Persons or Entities entitled to Plan consideration in the form of Exit Term Loan Facility Loans in accordance with this Plan shall be deemed to be parties to, and bound by, the Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such Person or Entity.

(ii) Exit ABL Facility

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit ABL Facility Loan Documents, in each case in form and substance acceptable to the DIP ABL Agent and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit ABL Facility Loan Documents). On the Effective Date, the Exit ABL Facility Loan Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the DIP ABL Loan Documents on the Effective Date shall be treated in a manner sufficient to cause the Payment in Full of the DIP ABL Facility Claims.

On and as of the Effective Date, all Persons or Entities entitled to Plan consideration in the form of Exit ABL Facility Loans in accordance with this Plan shall be deemed to be parties to, and bound by, the Exit ABL Facility Credit Agreement, without the need for execution thereof by any such Person or Entity.

(iii) Instruction and Direction to Agents

By voting to accept this Plan, each such vote to accept this Plan shall, for all purposes, constitute an instruction from such Prepetition ABL Lenders and Prepetition Term Loan Lenders directing the Prepetition ABL Agreement Agent, the Prepetition Term Loan Agent, and the Exit Facility Agents (as applicable), to (i) act as Distribution Agent to the extent required by this Plan, (ii) execute and deliver the Exit Facility Loan Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agents are a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agents and/or the Prepetition ABL Agreement Agent and the Prepetition Term Loan Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

E.	New Equity Interests

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, New Parent shall issue the New Equity Interests pursuant to this Plan and the Amended/New Organizational Documents. Except as otherwise expressly provided in the Restructuring Documents, the New Parent shall not be obligated to register the New Equity Interests under the Securities Act or to list the New Equity Interests for public trading on any securities exchange.

Distributions of the New Equity Interests may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of New Parent shall be that number of shares of New Equity Interests as may be designated in the Amended/New Organizational Documents.

F.	New Stockholders Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, New Parent shall enter into the New Stockholders Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Stockholders Agreement).

On and as of the Effective Date, all of the Holders of New Equity Interests shall be deemed to be parties to the New Stockholders Agreement, without the need for execution by such Holder. The New Stockholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Equity Interests (and their respective successors and assigns), whether such New Equity Interest is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the New Stockholders Agreement.

G.	New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, New Parent will enter into the New Registration Rights Agreement, which will become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Registration Rights Agreement).

H.	New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, New Parent shall institute the New Management Incentive Plan, enact and enter into related policies and agreements, and distribute New Management Incentive Plan Equity to plan participants based on the terms and conditions determined by the New Parent; provided, however that the New Management Incentive Plan is not subject to Bankruptcy Court approval. The New Management Incentive Plan Equity will dilute all of the common stock included with the New Equity Interests equally, including the common stock issued upon conversion of the New Preferred Equity Interests.

I.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue, as applicable, the New Equity Interests and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Super-Majority Term Loan Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

The offer, distribution, and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of such act will be provided in a private placement.

Persons who purchase securities pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other applicable registration exemption under the Securities Act, or if such securities are registered with the Commission.

J.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.D, V.E, and V.F of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan (including the Payoff Letter), on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

K.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance satisfactory to the Debtors and the Super-Majority Term Loan Lenders and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

L.	Directors and Officers of the Reorganized Debtors

The New Board shall be identified in the Plan Supplement as a Plan Schedule. Other than the New Parent, the initial new board of directors or other governing body of each Reorganized Debtor shall consist of one or more of the directors or officers of New Parent. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, however, the Old Parent Authorized Person(s) shall remain as the director and/or officer of Old Parent for the sole purpose of winding down and dissolving Old Parent and/or an Old Parent Subsidiary.

M.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Super-Majority Term Loan Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Super-Majority Term Loan Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. Any officer of the Debtors or Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

N.	Cancellation of Certificates and Instruments

On the Effective Date, except to the extent otherwise provided herein (including, without limitation, Article V.E of this Plan) all stock, indentures, instruments, certificates, agreements and other documents evidencing or relating to Claims or Equity Interests (other than Old Affiliate Interests) shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity; provided, that, any credit document or loan agreement that governs the rights of the Holder of a Claim shall continue in effect for the limited purposes of (1) allowing Holders of Claims to receive distributions under this Plan, (2) allowing and preserving the rights of the Prepetition Agents and the DIP Agents to make distributions pursuant to this Plan, (3) preserving each of the Prepetition Agents’ and DIP Agents’ rights to compensation and indemnification as against any money or property distributed by such Entities pursuant to this Plan, (4) preserving all rights, including rights of enforcement, of each of the Prepetition Agents and DIP Agents, against any Person or Entity other than a Released Party, including with respect to contractual indemnification or contribution claims, (5) permitting each of the Prepetition Agents and DIP Agents to enforce any obligation (if any) owed to such respective Person or Entity under this Plan, (6) permitting each of the Prepetition Agents and DIP Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, (7) preserving all rights of the Prepetition ABL Secured Parties and DIP ABL Secured Parties under the Payoff Letter, and (8) permitting each of the Prepetition Agents and each of the DIP Agents to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in this Plan, and (b) except as otherwise provided in this Plan, the terms and provisions of this Plan shall not modify any existing credit document or loan agreement that would in any way be inconsistent with distributions under this Plan. Except to the extent otherwise provided herein (including, without limitation, Article V.E of this Plan) and the Restructuring Documents, upon completion of all such distributions in accordance with this Plan, the loan agreements, credit documents, indentures, instruments, certificates, agreements and other documents evidencing or relating to Claims or Equity Interests (other than Old Affiliate Interests) against the Debtors shall terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this paragraph shall apply to or affect or impair the Exit Facility Loan Documents, which shall remain in full force and effect as of and after the Effective Date.

O.	Old Affiliate Interests

On the Effective Date, the Old Affiliate Interests shall remain effective and outstanding, and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. Each Old Parent Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

P.	Sources of Cash for Plan Distributions

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations and the Exit Facilities. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

Q.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

R.	Funding and Use of Professional Fee Reserve

Each Professional shall provide the Debtors with a reasonable and good-faith estimate of its fees, costs, and expenses expected to be incurred between the Confirmation Date and the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the anticipated Effective Date; provided that such estimate shall not limit the amount of Allowed Professional Fee Claims payable or to be paid by the Debtors or the Reorganized Debtors. As soon as reasonably practicable prior to the Effective Date, and no later than the Effective Date, the Debtors shall fund the Professional Fee Reserve with Cash in the aggregate amount of (i) the aggregate unpaid Professional Fee Claims incurred prior to and as of the Confirmation Date, plus (ii) the Professionals’ good-faith estimate of their fees, costs, and expenses expected to be incurred between the Confirmation Date and the Effective Date, or such greater amount that may be agreed between the Debtors and the Super-Majority Term Loan Lenders; provided that the foregoing shall not limit the amount of Allowed Professional Fee Claims payable or to be paid by the Debtors or the Reorganized Debtors.

The Cash contained in the Professional Fee Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Professional Fee Reserve Amount (if any) being returned to the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records. After the Effective Date, neither the Debtors nor the Reorganized Debtors shall include any other funds or property within the Professional Fee Reserve without further order of the Bankruptcy Court. To the extent the Professional Fee Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities from either Cash on hand or by drawing under the Exit Facility Credit Agreements to the extent of any availability thereunder.

The Professional Fee Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Professional Fee Reserve Amount. To the extent that funds held in the Professional Fee Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

S.	Committee Settlement and Union Settlement

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, this Plan incorporates a compromise and settlement of all actual or potential Claims and Causes of Action of the Committee (including, without limitation, any Avoidance Actions) on behalf of all the Holders of General Unsecured Claims, which settlement shall be binding on Holders of General Unsecured Claims (the “Committee Settlement”), and the Unions with respect to the 1113/1114 Motion, the Acceptable CBA Modifications and Filed Proofs of Claim,3 which settlement shall be binding on the Unions (the “Union Settlement”), in each case against each of the Debtors, the Prepetition ABL Secured Parties, the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the DIP ABL Secured Parties, the DIP Term Loan Agent, the DIP Term Loan Lenders, and the Related Persons of each of the foregoing, as applicable.

3    The following Proofs of Claim were Filed by USW: Claim Nos. 396 and 521.

Pursuant to the Committee Settlement, (i) the General Unsecured Recovery Cash Pool is equal to $900,000; (ii) the Holders of the Prepetition Term Loan Claims (Unsecured Deficiency Portion) shall not share in the General Unsecured Recovery Cash Pool; (iii) all Avoidance Actions against Holders of General Unsecured Claims are forever released, discharged, and waived; and (iv) any Proofs of Claim filed by the Unions, or any of its or their members, for amounts due under the collective bargaining agreements, including, without limitation, related to retiree medical benefits and/or life insurance and Proofs of Claim Nos. 396 and 521, are deemed to be satisfied by effectiveness of the Acceptable CBA Modifications and the obligation of the Debtors to assume the Acceptable CBA Modifications as set forth herein and therein.

The Committee Settlement and the Union Settlement are integral to this Plan and necessary to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest. This Plan shall be deemed to constitute a motion pursuant to Bankruptcy Rule 9019, seeking approval of the Committee Settlement and the Union Settlement, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements that comprise the Committee Settlement and the Union Settlement, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their Creditors, and other parties-in-interest, and fair and equitable.

T.	Payment of Fees and Expenses of Certain Creditors

The Debtors shall, on and after the Effective Date and to the extent invoiced, pay the Prepetition Term Loan Agent & Lenders Fees and Expenses (including, for the avoidance of doubt, the Ad Hoc Term Lender Group Fees and Expenses) (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Person or Entity cannot agree with respect to the reasonableness of the fees and expenses (incurred prior to the Effective Date) to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on or after the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors). Notwithstanding anything to the contrary in this Plan, the fees and expenses described in this paragraph shall not be subject to the Administrative Claims Bar Date.

The Debtors shall, on the Effective Date, pay $400,000, allocated as follows: (1) $324,518.70 for the reasonable and documented fees and out-of-pocket expenses of the United Steel, Paper, and Forestry, Rubber, Manufacturing and Energy, Allied Industrial and Service Workers International Union (the “USW International”) and USW International Local Unions 700T, 711T, 65T, and 59 (collectively, “USW”) professionals comprised of (a) Cohen, Weiss and Simon LLP (“CWS”) in an amount up to $124,518.70 and (b) Calibre Group LLP (“Calibre”) in the amount of $200,000 in connection with services for USW in these Chapter 11 Cases, and (2) $75,481.30 for the reasonable and documented fees and out-of-pocket expenses of International Association of Machinists and IAM Lodge 105 (collectively, “IAM”) professionals comprised of Bredhoff & Kaiser (“B&K”) in connection with services for IAM in these Chapter 11 Cases (collectively, the payments to CWS, Calibre, and B&K, the “Union Payments”), without application by any such parties to the Bankruptcy Court. These Union Payments shall be in full and complete settlement and release of all Claims by the Unions, jointly and severally, for professional fees and expenses pursuant to section 503(b)(4) of the Bankruptcy Code and otherwise. Subject to the occurrence of the Effective Date and the approval of the Union Settlement, these Union Payments shall constitute a stipulated, approved, and Allowed Administrative Claim, which shall not be subject to any avoidance, reduction, recharacterization, subordination, pursuant to the Bankruptcy Code or applicable non-bankruptcy law, objection, defense, counterclaim, cross-claims, set-off or offset, or any other challenges

U.	Retiree Benefits

Retiree Benefits of the Debtors will continue after the Effective Date except for those Retiree Benefits covered by the Acceptable CBA Modifications, which will terminate consistent with the Acceptable CBA Modifications as of January 1, 2021.

Article VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, the Reorganized Debtors shall assume all Executory Contracts and Unexpired Leases of the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i)     have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)    are the subject of a motion to reject filed by the Debtors that is pending on the Effective Date;

(iii)   are identified in the Plan Supplement, which Plan Supplement may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least seven (7) days prior to the Plan Objection Deadline or as soon as reasonably practicable thereafter, provided that any such non-Debtor counterparty shall have seven (7) days to object to the inclusion of their Executory Contract and/or Unexpired Lease on such schedule; or

(iv)   are rejected by the Debtors or terminated pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on or in connection with the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least fourteen (14) days prior to the Plan Objection Deadline, the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on a Plan Schedule shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies. The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of such Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Pension Plans

The Debtors sponsor two defined benefit pension plans covered by ERISA. On the Effective Date, the Reorganized Debtors shall assume and continue to maintain the US Salaried Pension Plan and the US Hourly Pension Plan in accordance with their respective terms (as such terms may be amended from time to time, including pursuant to the Acceptable CBA Modifications) and applicable non-bankruptcy law.

After the Effective Date, the Reorganized Debtors (to the extent they are controlled group members of the US Pension Plans’ sponsor under ERISA) shall be responsible for (i) satisfying the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 for the US Pension Plans and (ii) paying all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 for the US Pension Plans. After the Effective Date, the sponsors of the US Pension Plans shall be responsible for administering the US Pension Plans in accordance with the applicable provisions of ERISA and the Internal Revenue Code.

With respect to the US Pension Plans, no provision of this Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Reorganized Debtors, or their successors, from liabilities or requirements imposed under any law or regulatory provision arising after the Effective Date with respect to the US Pension Plans or PBGC. PBGC and the US Pension Plans will not be enjoined or precluded from enforcing such liability with respect to the US Pension Plans as a result of any provision of this Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code. PBGC and the Reorganized Debtors agree that all proofs of claim filed by PBGC shall be deemed withdrawn as of the Effective Date.

H.	Employee Compensation and Benefit Programs

Except for (x) those programs and policies to be rejected pursuant to this Plan as of the Effective Date as set forth in the Plan Supplement and (y) the Acceptable CBA Modifications, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, employees or retirees, and any of the officers, employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, retention plans, life, and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, and pension plans (collectively, the “Employee Compensation and Benefit Programs”), shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed; provided, however, that any incentive or bonus program of the Debtors shall be deemed rejected unless otherwise listed as assumed pursuant to the Plan Supplement. All Claims arising from the Employee Compensation and Benefit Programs that are not identified in the Plan Supplement to be rejected shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of such Employee Compensation and Benefit Programs. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Employee Compensation and Benefit Programs.

I.	Acceptable CBA Modifications

The Acceptable CBA Modifications, as executed on September 19, 2020, shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed; provided, however, that the rights of the Reorganized Debtors with respect to disputes that may arise under the Acceptable CBA Modifications are reserved.

Notwithstanding any other provisions of this Plan, the cure obligations, whether asserted or not, if any, related to the assumption of the Acceptable CBA Modifications shall be satisfied in full by payment, in the ordinary course, of all obligations arising under the relevant Acceptable CBA Modifications, including but not limited to grievances, grievance settlements, and arbitration awards. For the avoidance of doubt, the Debtors and the Reorganized Debtors’ rights, defenses, claims and counterclaims with respect to any such obligations are expressly preserved. Any Proofs of Claim filed by Unions, or any of its or their members, for amounts due under the collective bargaining agreements, including, without limitation, related to retiree medical benefits and/or life insurance and Proofs of Claim Nos. 396 and 521, are deemed to be satisfied by effectiveness of the Acceptable CBA Modifications and the obligation of the Debtors to assume the Acceptable CBA Modifications as set forth herein and therein.

J.	Insurance Contracts

On the Effective Date, and without limiting the terms or provisions of Paragraph E of this Article VI, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any Insurer under the Insurance Contracts.

K.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

L.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Article VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Orders, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. Distributions on account of the Allowed Prepetition ABL Claims, Allowed Prepetition Term Loan Claims and DIP Claims shall be made to the Prepetition ABL Agreement Agent, the Prepetition Term Loan Agent, and the applicable DIP Agent, respectively, and such agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable credit documents. All distributions to Holders of Allowed Prepetition ABL Claims, Allowed Prepetition Term Loan Claims, and DIP Claims shall be deemed completed when made by the Reorganized Debtors to the Prepetition ABL Agreement Agent, the Prepetition Term Loan Agent, or the applicable DIP Agent, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.     Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and transact with, for all purposes under this Plan, only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the Prepetition Debt Claims and DIP Facility Claims.

2.     Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.     Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $100.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Equity Interests, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or share of New Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Equity Interest (up or down), with half dollars and half shares of New Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New Equity Interest).

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $100.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.     Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, (i) for Claims other than in Classes 4 and 5, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Estates free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary, and (ii) for Claims in Class 4, Class 5, or Class 6 any Cash, Plan Securities and Documents, and/or other property, as applicable, held for distribution on account of such Claim shall be allocated Pro Rata by the applicable Distribution Agent for distribution among the other Holders of Claims in such Class. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 90 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such Claim against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall be distributed to the applicable Distribution Agent for distribution or allocation in accordance with this Plan, free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

Article VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1.     Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.     Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.     Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation. Notwithstanding any provision otherwise in this Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under this Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

4.     Deadline to File Objections to Claims

Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim pursuant to a Final Order.

C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claims on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims or Disallowed Claims by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan. For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Paragraph B of this Article VIII, any dividends or other distributions arising from property distributed to holders of Allowed Claims in a Class and paid to such Holders under this Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

D.	Reserve for Disputed Claims

The Debtors, the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims in the applicable Class(es) as it determines necessary and appropriate, in each case with the consent of the Super-Majority Term Loan Lenders or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of Cash equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

Article IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.     This Plan and the Restructuring Documents shall be in form and substance acceptable to the Debtors, the DIP ABL Agent, and the Super-Majority Term Loan Lenders;

2.     The Committee Settlement and Union Settlement shall have been approved by the Bankruptcy Court; and

3.     The Confirmation Order shall have been entered by the Bankruptcy Court.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1.     The Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Super-Majority Term Loan Lenders, shall have become a Final Order and such order shall not have been amended, modified, vacated, stayed, or reversed;

2.     The Confirmation Date shall have occurred;

3.     The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order), in form and substance acceptable to the Debtors and the Super-Majority Term Loan Lenders, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

4.     This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance acceptable to the Debtors, DIP ABL Agent, and the Super-Majority Term Loan Lenders;

5.     The Restructuring Documents shall have been filed, tendered for delivery, and been effectuated or executed by all Entities party thereto (as appropriate), and in each case in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Credit Agreements, shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date);

6.     All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

7.     All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

8.     The New Board shall have been selected;

9.     The conditions to the effectiveness of the Exit Facility Credit Agreements shall have been satisfied or waived and the Exit Facility Credit Agreements shall have closed or will close simultaneously with the effectiveness of this Plan;

10.     The Professional Fee Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan; and

11.     As and to the extent invoiced, all Ad Hoc Term Lender Group Fees and Expenses and Prepetition Term Loan Agent & Lenders Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the applicable Super-Majority Term Loan Lenders (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Super-Majority Term Loan Lenders, the DIP Term Loan Agent (at the direction of the Required DIP Lender Group) and the DIP ABL Agent, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

Article X.

RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS

A.	General

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1.     Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Documents, the Prepetition Debt Documents, the DIP Financing Documents, or the Restructuring Transactions (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the DIP Financing Documents, the Prepetition Debt Documents or related settlements, agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B. shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

 Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims and Causes of Action released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2.     Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims (as applicable) and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Documents, the Prepetition Debt Documents, the DIP Financing Documents, or the Restructuring Transactions (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the DIP Financing Documents, the Prepetition Debt Documents or related settlements, agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents and the Payoff Letter) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. Except as otherwise provided in this Plan and subject to the terms of the Payoff Letter, the releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) the Confirmation Order or the Payoff Letter, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken on or after the Petition Date and on or before the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents, the DIP Financing Documents, or any contract, instrument, release or other settlement, agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1.     Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B, Exculpation contained in Article X.E, and Avoidance Actions in Article X.F hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.     Preservation of All Causes of Action Not Expressly Settled or Released

Except as expressly set forth in this Plan and paragraph 3 of this Article X.F with respect to Avoidance Actions, the Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

3.     Avoidance Actions

As of the Plan Effective Date, all Avoidance Actions, including, without limitation, all Avoidance Actions against Holders of General Unsecured Claims, whether direct or derivative, are forever released and discharged.

G.	Injunction

except as otherwise EXPRESSLY provided in this Plan OR THE Confirmation Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (Iv) asserting a setoff OR right of subrogation of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the confirmation order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

H.	Binding Nature Of Plan

on the effective date, and effective as of the effective date, This plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTORS, the Reorganized Debtors, any and all holders of claims AGAINST and Equity Interests IN THE DEBTORS, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this plan, each PERSON AND entity acquiring property under this plan, any and all non-debtor parties to executory contracts and unexpired leases with the debtors AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR entity (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN or is conclusively presumed to REJECT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Person or Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

Article XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.     allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.     grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.     resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.     resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.     ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.     decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.     enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.     resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9.     hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.   issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.   enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12.   resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.   hear and determine all Litigation Claims;

14.   enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.   resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.   enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Loan Facilities shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors in full in cash on the Effective Date. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable in full in cash, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code. Notwithstanding anything else in this Plan to the contrary, the United States Trustee is not required to file any proof of claim or other request for payment of quarterly fees. Interest, if any, on quarterly fees shall be paid pursuant to 31 U.S.C. § 3717. Notwithstanding anything else in this Plan to the contrary, nothing in this Plan will release or discharge liability for quarterly fees.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents, and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a manner acceptable to the Super-Majority Term Loan Lenders, DIP ABL Agent, and the Required DIP Lender Group, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a manner acceptable to the Super-Majority Term Loan Lenders, the Required DIP Lender Group, and the DIP ABL Agent, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Person or Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Person or Entity. Notwithstanding anything set forth herein to the contrary, the Debtors shall not amend or modify any terms or conditions of the Committee Settlement or Union Settlement without the prior express written consent of the Committee or Unions, as applicable.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Person or Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Person or Entity; or (2) any Holder of a Claim or an Equity Interest or other Person or Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Libbey Inc.

300 Madison Avenue

Toledo, OH 43604

Attn: Jennifer M. Jaffee, General Counsel

jjaffe@libbey.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn: Keith A. Simon, David Hammerman and Anupama Yerramalli

Direct Dial: 212.906.1200

Fax: 212.751.4864

Email: keith.simon@lw.com, david.hammerman@lw.com,

anu.yerramalli@lw.com

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn: John H. Knight, Russell C. Silberglied and Paul N. Heath

Direct Dial: 302.651.7700

Fax: 302.651.7701

E-mail: knight@rlf.com, silberglied@rlf.com, heath@rlf.com

If to the Ad Hoc Term Lender Group or the Prepetition Term Loan Lenders:

Arnold & Porter Kaye Scholer LLP

70 W. Madison St.

Suite 4200

Chicago, Illinois 60602

Attn: Michael D. Messersmith and Seth J. Kleinman

Telephone: (312) 583-2300

Fax: (312) 583-2360

Email: michael.messersmith@arnoldporter.com and

seth.kleinman@arnoldporter.com

and

Young Conaway Stargatt & Taylor LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attn: M. Blake Cleary and Kenneth J. Enos

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Email: mbcleary@ycst.com and kenos@ycst.com

If to the DIP Term Loan Agent and/or Prepetition Term Loan Agent:

Cortland Capital Market Services LLC

225 West Washington Street, 9th Floor

Chicago, Illinois 60606

Attn: Ashwinee Sawh and Legal Department

Fax: (312) 376-0751

Email: legal@cortlandglobal.com

with a copy to:

Arnold & Porter Kaye Scholer LLP

70 W. Madison St.

Suite 4200

Chicago, Illinois 60602

Attn: Michael D. Messersmith

Telephone: (312) 583-2300

Fax: (312) 583-2360

Email: michael.messersmith@arnoldporter.com and

and

250 W. 55th Street

New York, NY 10019

Attn: Alan Glantz

Telephone: (212) 836-8000

Fax: (212) 836-8689

Email: alan.glantz@arnoldporter.com

If to the Prepetition ABL Agreement Agent:

Asset Based Lending

925 Westchester Avenue, 3rd Floor

White Plains, New York, 10604

Attention: Donna DiForio/Libbey Glass Account Manager

Facsimile No: (914) 949-4871

with a copy to:

Goldberg Kohn Ltd.

55 E. Monroe Street

Suite 3300

Chicago, IL 60603

Attn: Dimitri G. Karcazes and Prisca M. Kim

Fax: (312) 863-7476

Email: Dimitri.Karcazes@goldbergkohn.com,

Prisca.Kim@goldbergkohn.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Equity Interests or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents; provided that such exemptions apply only to the assets of the Debtors’ Estates.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, each of the Debtors, the Prepetition ABL Secured Parties, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the DIP ABL Secured Parties, the DIP Term Loan Lenders, the DIP Term Loan Agent, the Backstop Parties, the Unions, and the Committee and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

Q.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.	Statutory Committees

On the Effective Date, the current and former members of the Committee, and their respective officers, employees, counsel, advisors and agents, will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee will dissolve; provided, however, that following the Effective Date, the Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (i) pursuing claims and final fee applications filed pursuant to sections 330 and 331 of the Bankruptcy Code in accordance with Article II.A; and (ii) any appeals of the Confirmation Order or other appeal to which the Committee is a party. Following the completion of the Committee’s remaining duties set forth above, the Committee will be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Person or Entity.

S.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002; provided, however, that post-Effective Date notices and pleadings shall be served on all parties whose rights are affected by such notices or pleadings, even if such parties do not submit a renewed request for notice.

Dated: October 15, 2020

Respectfully submitted,

LIBBEY GLASS INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Michael P. Bauer
Title:	Chief Executive Officer